Exhibit 99.1

QUEST DIAGNOSTICS REPORTS FOURTH QUARTER AND FULL YEAR 2017 FINANCIAL RESULTS; PROVIDES GUIDANCE FOR FULL YEAR 2018; INCREASES DIVIDEND 11% TO $0.50 PER QUARTER

•	Fourth quarter revenues of $1.94 billion, up 4.1% versus 2016

•
Fourth quarter diluted EPS of $1.82 on a reported basis, up 67.0% from 2016 primarily due to a tax benefit recorded as a result of the Tax Cuts and Jobs Act (TCJA); and $1.40 on an adjusted basis excluding amortization, up 6.9% from 2016. Excess tax benefit associated with stock based compensation (ETB) benefited diluted EPS by $0.02 in the quarter and increased $0.01 compared to 2016.

•	Full year revenues of $7.71 billion, up 2.6% on a reported basis and up 2.9% on an equivalent basis versus 2016

•
Full year diluted EPS of $5.50 on a reported basis, up 22.0% from 2016 primarily due to a tax benefit recorded as a result of the TCJA; and $5.67 on an adjusted basis excluding amortization, up 10.1% from 2016. ETB benefited diluted EPS by $0.27 in 2017 and increased $0.21 compared to 2016

•	Full year cash provided by operations of $1.2 billion, up 9.9% from 2016

•	Full year 2018 reported diluted EPS expected to be between $5.42 and $5.62, and adjusted diluted EPS excluding amortization expense and ETB between $6.50 and $6.70

SECAUCUS, N.J., February 1, 2018 - Quest Diagnostics Incorporated (NYSE: DGX), the world's leading provider of diagnostic information services, announced today financial results for the fourth quarter and full year ended December 31, 2017.

“We delivered a strong fourth quarter, which included 4% revenue growth and 7% adjusted EPS growth," said Steve Rusckowski, Chairman, CEO and President.  "In 2017 we made great progress accelerating growth and driving operational excellence.  We announced seven acquisitions and exited the year exceeding our $1.3 billion goal of cumulative run rate Invigorate savings.

"In 2018 our guidance for the full year is aligned with our long term outlook even before the meaningful benefit of tax reform. We expect to deliver continued acceleration of top-line growth of 4-5% and more than 20% adjusted earnings growth, driven in part by solid mid to high single digit earnings growth from operations."

Mr. Rusckowski continued, "Quest is a beneficiary of recent tax legislation, which enables us to further grow earnings per share and invest in our business and our people. The benefits of tax reform will also help offset new Medicare reimbursement reductions under PAMA, which represent a headwind to our company and industry."

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2017	2016	Change	2017	2016	Change
	(dollars in millions, except per share data)
Reported:
Net revenues (a) (c)	$1,936	$1,861	4.1%	$7,709	$7,515	2.6%
DIS revenues	$1,853	$1,773	4.5%	$7,370	$7,138	3.3%
Revenue per requisition			2.1%			1.0%
Requisition volume			2.4%			2.3%
Operating income (b) (c)	$269	$276	(2.5)%	$1,165	$1,277	(8.8)%
Operating income as a percentage of net revenues (c)	13.9%	14.8%	(90) bps	15.1%	17.0%	(190) bps
Net income attributable to Quest Diagnostics (c) (d)	$254	$155	64.0%	$772	$645	19.8%
Diluted earnings per share (c) (d)	$1.82	$1.09	67.0%	$5.50	$4.51	22.0%
Cash provided by operations (e)	$323	$304	6.0%	$1,175	$1,069	9.9%
Capital expenditures	$82	$128	(35.6)%	$252	$293	(14.0)%

Adjusted:
Revenues on an equivalent basis	$1,936	$1,861	4.1%	$7,709	$7,489	2.9%
Operating income (f)	$317	$305	4.0%	$1,282	$1,230	4.2%
Operating income as a percentage of net revenues	16.4%	16.4%	0 bps	16.6%	16.4%	20 bps
Net income attributable to Quest Diagnostics (d)	$180	$173	4.3%	$740	$682	8.6%
Diluted earnings per share excluding amortization (d)	$1.40	$1.31	6.9%	$5.67	$5.15	10.1%

(a)	For the twelve months ended December 31, 2016, net revenues include $26 million related to the Focus Diagnostics products business, which was sold on May 13, 2016.

(b)
For the twelve months ended December 31, 2016, reported operating income includes a gain on escrow recovery associated with an acquisition and $129 million related to the Focus Diagnostics products business and the gain from sale of the Focus Diagnostics products business on May 13, 2016.

(c)
For further details impacting the year-over-year comparisons related to net revenues, operating income, operating income as a percentage of net revenues, net income attributable to Quest Diagnostics, and diluted EPS, see note 2 of the financial tables attached below.

(d)	For 2017 and 2016, ETB impacted income tax expense and diluted EPS as follows:

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total Year
	(dollars in millions, except per share data)
2017
Income tax benefit	$16	$13	$7	$1	$37
Diluted EPS	$0.11	$0.10	$0.04	$0.02	$0.27

2016
Income tax benefit	$2	$2	$3	$2	$9
Diluted EPS	$0.01	$0.02	$0.02	$0.01	$0.06

(e)	For details impacting the year-over-year comparisons related to cash provided by operations, see note 6 of the financial tables attached below.

(f)	For the twelve months ended December 31, 2016, adjusted operating income includes $12 million related to the Focus Diagnostics products business.

Dividend Increased

Quest Diagnostics' Board of Directors authorized an 11% increase in its quarterly dividend from $0.45 to $0.50 per share, or $2.00 per share annually, payable on April 18, 2018 to shareholders of record of Quest Diagnostics common stock on April 4, 2018. This dividend increase is the company's seventh since 2011.

Tax Reform Benefit

In 2018 the company expects to realize approximately $180 million in tax savings on an adjusted basis. Of this amount, the company plans to reinvest roughly $75 million before tax back into the business and its employees, resulting in a benefit of approximately $120 million to net earnings. Investment initiatives include:

•	Advanced diagnostics innovation through new tests and high-touch concierge services;

•	Investments to deliver a consistently excellent consumer experience both online through the MyQuest mobile patient application and patient service centers; and

•	A bonus of up to $500 for nearly 40,000 employees to be paid based on the company’s performance in 2018.

Guidance for Full Year 2018

Beginning in 2018, the company will change how it presents adjusted diluted EPS excluding amortization expense to additionally exclude ETB. The company believes this presentation provides investors with additional insight into the company's operational performance as well as the impact of TCJA. As a result, the company's presentation of 2018 adjusted diluted EPS guidance described below excludes the impact of special items, amortization expense and ETB. For the full year 2017, adjusted diluted EPS excluding amortization expense and ETB was $5.40.

The company estimates full year 2018 results as follows:

	Low	High
Revenues (a)	$7.70 billion	$7.77 billion
Revenue increase (a)	4%	5%
Reported diluted EPS	$5.42	$5.62
Adjusted diluted EPS excluding amortization expense and ETB	$6.50	$6.70
Cash provided by operations	Approximately $1.3 billion
Capital expenditures	$350 million	$400 million

(a)
The outlook for 4% to 5% revenue growth in 2018 represents management’s estimates for 2018 versus 2017 reported revenues adjusted to reflect the impact of new revenue recognition rules that are effective January 1, 2018. Full year 2017 revenues adjusted to reflect the new rules were $7,402 million. Under the new rules, the company will report uncollectible balances associated with patient responsibility as a reduction in net revenues; historically these amounts were classified as bad debt expense within selling, general and administrative expenses. We do not expect the new rules to impact net income attributable to Quest Diagnostics or diluted EPS.

Note on Non-GAAP Financial Measures

As used in this press release the term “reported” refers to measures under the accounting principles generally accepted in the United States (“GAAP”). The term “adjusted” refers to non-GAAP measures as follows: (i) for the purpose of income measures the term “adjusted” refers to operating performance measures that exclude special items such as the gain on sale of the Focus Diagnostics products business, the effect of changes in tax law on our deferred tax assets (liabilities) and reserves, the retirement of debt and related refinancing charges, restructuring and integration charges, and other items; (ii) the term “adjusted diluted EPS excluding amortization expense” represents the company's diluted EPS before the impact of special items (described above) and amortization expense; (iii) the term "adjusted diluted EPS excluding amortization expense and ETB" represents the company's diluted EPS before the impact of special items (described above), amortization expense, and ETB, (iv) reference to “revenues on an equivalent basis” when comparing 2017 to 2016 represents 2016 reported revenues excluding all Focus Diagnostics products revenues.

Non-GAAP adjusted measures are presented because management believes those measures are useful adjuncts to GAAP results. Non-GAAP adjusted measures should not be considered as an alternative to the corresponding measures determined under GAAP. Management may use these non-GAAP measures to evaluate our performance period over period and relative to competitors, to analyze the underlying trends in our business, to establish operational budgets and forecasts and for incentive compensation purposes. We believe that these non-GAAP measures are useful to investors and analysts to evaluate our performance period over period and relative to competitors, as well as to analyze the underlying trends in our business and to assess our performance. The additional tables attached below include reconciliations of adjusted measures to GAAP measures.

Conference Call Information

Quest Diagnostics will hold its quarterly conference call to discuss financial results beginning at 8:30 a.m. Eastern Time today.  The conference call can be accessed in listen-only mode by dialing 773-756-0467, passcode 3214469. The company suggests participants dial in approximately 10 minutes before the call.

A replay of the call may be accessed online at www.QuestDiagnostics.com/investor or by phone at 888-667-5784 for domestic callers or 402-220-6427 for international callers. Telephone replays will be available from approximately 10:30 a.m. Eastern Time on February 1, 2018 until midnight Eastern Time on February 15, 2018. Anyone listening to the call is encouraged to read the company's periodic reports, on file with the Securities and Exchange Commission, including the discussion of risk factors and historical results of operations and financial condition in those reports.

About Quest Diagnostics

Quest Diagnostics empowers people to take action to improve health outcomes.  Derived from the world’s largest database of clinical lab results, our diagnostic insights reveal new avenues to identify and treat disease, inspire healthy behaviors and improve health care management.  Quest annually serves one in three adult Americans and half the physicians and hospitals in the United States, and our 45,000 employees understand that, in the right hands and with the right context, our diagnostic insights can inspire actions that transform lives. www.QuestDiagnostics.com.

The statements in this press release which are not historical facts may be forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date that they are made and which reflect management’s current estimates, projections, expectations or beliefs and which involve risks and uncertainties that could cause actual results and outcomes to be materially different. Risks and uncertainties that may affect the future results of the company include, but are not limited to, adverse results from pending or future government investigations, lawsuits or private actions, the competitive environment, changes in government regulations, changing relationships with customers, payers, suppliers or strategic partners and other factors discussed in the company's most recently filed Annual Report on Form 10-K and in any of the company's subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, including those discussed in the “Business,” “Risk Factors,” “Cautionary Factors that May Affect Future Results” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of those reports.

For further information: Denny Moynihan, Quest Diagnostics (Media): 973-520-2800, Shawn Bevec, Quest Diagnostics (Investors): 973-520-2900

This earnings release, including the attached financial tables, is available online in the Newsroom section at www.QuestDiagnostics.com.

ADDITIONAL TABLES FOLLOW

Quest Diagnostics Incorporated and Subsidiaries
Consolidated Statements of Operations
For the Three and Twelve Months Ended December 31, 2017 and 2016
(in millions, except per share data)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Net revenues	$1,936	$1,861	$7,709	$7,515

Operating costs and expenses and other operating income:
Cost of services	1,194	1,160	4,719	4,616
Selling, general and administrative	453	400	1,750	1,681
Amortization of intangible assets	20	18	74	72
Gain on disposition of business	—	—	—	(118)
Other operating expense (income), net	—	7	1	(13)
Total operating costs and expenses, net	1,667	1,585	6,544	6,238

Operating income	269	276	1,165	1,277

Other income (expense):
Interest expense, net	(39)	(36)	(151)	(143)
Other income (expense), net	4	2	16	(48)
Total non-operating expenses, net	(35)	(34)	(135)	(191)

Income before income taxes and equity in earnings of equity method investees	234	242	1,030	1,086
Income tax benefit (expense)	23	(84)	(241)	(429)
Equity in earnings of equity method investees, net of taxes	10	9	35	39
Net income	267	167	824	696
Less: Net income attributable to noncontrolling interests	13	12	52	51
Net income attributable to Quest Diagnostics	$254	$155	$772	$645

Earnings per share attributable to Quest Diagnostics' common stockholders:
Basic	$1.86	$1.11	$5.63	$4.58
Diluted	$1.82	$1.09	$5.50	$4.51

Weighted average common shares outstanding:
Basic	136	138	137	140
Diluted	139	141	140	142

Quest Diagnostics Incorporated and Subsidiaries
Consolidated Balance Sheets
December 31, 2017 and 2016
(in millions, except per share data)
(unaudited)

	December 31, 2017	December 31, 2016
Assets
Current assets:
Cash and cash equivalents	$137	$359
Accounts receivable, net	924	926
Inventories	95	82
Prepaid expenses and other current assets	150	155
Assets held for sale	—	9
Total current assets	1,306	1,531
Property, plant and equipment, net	1,145	1,029
Goodwill	6,335	6,000
Intangible assets, net	1,119	949
Investment in equity method investees	462	443
Other assets	136	148
Total assets	$10,503	$10,100

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$1,021	$975
Current portion of long-term debt	36	6
Total current liabilities	1,057	981
Long-term debt	3,748	3,728
Other liabilities	663	654
Redeemable noncontrolling interest	80	77
Stockholders' equity:
Quest Diagnostics stockholders' equity:
Common stock, par value $0.01 per share; 600 shares authorized as of both December 31, 2017 and 2016; 216 shares issued as of both December 31, 2017 and 2016	2	2
Additional paid-in capital	2,612	2,545
Retained earnings	7,138	6,613
Accumulated other comprehensive loss	(48)	(72)
Treasury stock, at cost; 81 shares and 79 shares as of December 31, 2017 and 2016, respectively	(4,783)	(4,460)
Total Quest Diagnostics stockholders' equity	4,921	4,628
Noncontrolling interests	34	32
Total stockholders' equity	4,955	4,660
Total liabilities and stockholders' equity	$10,503	$10,100

Quest Diagnostics Incorporated and Subsidiaries
Consolidated Statements of Cash Flows
For the Twelve Months Ended December 31, 2017 and 2016
(in millions)
(unaudited)

	Twelve Months Ended December 31,
	2017	2016
Cash flows from operating activities:
Net income	$824	$696
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	270	249
Provision for doubtful accounts	315	308
Deferred income tax provision	9	37
Stock-based compensation expense	79	69
Gain on disposition of business	—	(118)
Other, net	(6)	(6)
Changes in operating assets and liabilities:
Accounts receivable	(298)	(343)
Accounts payable and accrued expenses	(8)	56
Income taxes payable	16	42
Termination of interest rate swap agreements	—	54
Other assets and liabilities, net	(26)	25
Net cash provided by operating activities	1,175	1,069

Cash flows from investing activities:
Business acquisitions, net of cash acquired	(581)	(139)
Proceeds from disposition of business	1	270
Escrow proceeds associated with disposition of business	25	—
Capital expenditures	(252)	(293)
Decrease in investments and other assets	2	10
Net cash used in investing activities	(805)	(152)

Cash flows from financing activities:
Proceeds from borrowings	205	1,869
Repayments of debt	(182)	(1,724)
Purchases of treasury stock	(465)	(590)
Exercise of stock options	130	73
Employee payroll tax withholdings on stock issued under stock-based compensation plans	(23)	(10)
Dividends paid	(247)	(223)
Distributions to noncontrolling interests	(51)	(41)
Sale of noncontrolling interest in subsidiary	4	—
Payment of deferred business acquisition consideration	(3)	—
Other financing activities, net	40	(45)
Net cash used in financing activities	(592)	(691)

Net change in cash and cash equivalents	(222)	226
Cash and cash equivalents, beginning of period	359	133
Cash and cash equivalents, end of period	$137	$359

Cash paid during the period for:
Interest	$159	$148
Income taxes	$243	$361

Notes to Financial Tables

1)	The computation of basic and diluted earnings per common share is as follows:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
	(in millions, except per share data)
Amounts attributable to Quest Diagnostics' common stockholders:
Net income attributable to Quest Diagnostics	$254	$155	$772	$645
Less: Earnings allocated to participating securities	1	—	3	3
Earnings available to Quest Diagnostics' common stockholders - basic and diluted	$253	$155	$769	$642

Weighted average common shares outstanding - basic	136	138	137	140
Effect of dilutive securities:
Stock options and performance share units	3	3	3	2
Weighted average common shares outstanding - diluted	139	141	140	142

Earnings per share attributable to Quest Diagnostics' common stockholders:
Basic	$1.86	$1.11	$5.63	$4.58
Diluted	$1.82	$1.09	$5.50	$4.51

2)	The following tables reconcile reported results to adjusted results:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
	(dollars in millions, except per share data)
Adjusted operating income:
Operating income	$269	$276	$1,165	$1,277
Gain on disposition of business (a)	—	—	—	(118)
Restructuring and integration charges (b)	42	23	105	78
Other (c)	6	6	12	(7)

Adjusted operating income	$317	$305	$1,282	$1,230

Adjusted operating income as a percentage of net revenues:
Operating income as a percentage of net revenues	13.9%	14.8%	15.1%	17.0%
Gain on disposition of business (a)	—	—	—	(1.5)
Restructuring and integration charges (b)	2.2	1.2	1.4	1.0
Other (c)	0.3	0.4	0.1	(0.1)

Adjusted operating income as a percentage of net revenues	16.4%	16.4%	16.6%	16.4%

Adjusted net income:
Net income attributable to Quest Diagnostics	$254	$155	$772	$645
Gain on disposition of business (a)	—	—	—	(118)
Retirement of debt and related refinancing charges (d)	—	—	—	48
Restructuring and integration charges (b)	42	24	106	82
Other (c)	6	6	10	—
Income tax (benefit) expense associated with the special items (e)	(122)	(12)	(148)	25

Adjusted net income	$180	$173	$740	$682

Adjusted diluted EPS excluding amortization expense:
Diluted earnings per common share	$1.82	$1.09	$5.50	$4.51
Gain on disposition of business (a) (e)	—	—	—	(0.24)
Retirement of debt and related refinancing charges (d) (e)	—	—	—	0.21
Restructuring and integration charges (b) (e)	0.19	0.10	0.47	0.35
Certain income tax benefits (e)	(0.77)	—	(0.77)	—
Other (c) (e)	0.05	0.03	0.07	(0.06)
Amortization expense (f)	0.11	0.09	0.40	0.38

Adjusted diluted EPS excluding amortization expense	1.40	1.31	5.67	5.15
ETB (g)	(0.02)	(0.01)	(0.27)	(0.06)

Adjusted diluted EPS excluding amortization expense and ETB	$1.38	$1.30	$5.40	$5.09

Revenue on an equivalent basis:
Net revenues	$1,936	$1,861	$7,709	$7,515
Excluded revenue (h)	—	—	—	(26)

Revenue on an equivalent basis	$1,936	$1,861	$7,709	$7,489

(a)	For the twelve months ended December 31, 2016, represents the pre-tax gain on the sale of our Focus Diagnostics products business.

(b)
For the three and twelve months ended December 31, 2017, represents costs primarily associated with systems conversions, integration and workforce reductions incurred in connection with further restructuring and integrating our business. For the three and twelve months ended December 31, 2016, represents costs primarily associated with systems conversions and integration incurred in connection with further restructuring and integrating our business. The following table summarizes the pre-tax impact of restructuring and integration charges on the company's consolidated statements of operations:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
	(dollars in millions)
Cost of services	$14	$15	$45	$40
Selling, general and administrative	28	7	60	37
Other operating expense, net	—	1	—	1

Operating income	$42	$23	$105	$78

Equity in earnings of equity method investees, net of taxes	$—	$1	$1	$4

(c)
For the three months ended December 31, 2017, primarily represents non-cash asset impairment charges and incremental costs incurred as a result of the hurricanes. For the twelve months ended December 31, 2017, primarily represents non-cash asset impairment charges associated with an investment, non-cash asset impairment charges and incremental costs incurred as a result of hurricanes and costs incurred related to certain legal matters, partially offset by gain on the sale of an interest in an equity method investee. For the three months ended December 31, 2016, primarily represents non-cash asset impairment charges. For the twelve months ended December 31, 2016, primarily represents a gain on escrow recovery associated with an acquisition, partially offset by costs associated with winding down subsidiaries, non-cash asset impairment charges and costs incurred related to certain legal matters. The following table summarizes the pre-tax impact of these other items on the company's consolidated statement of operations:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
	(dollars in millions)
Cost of Sales	$2	$—	$5	$—
Selling, general and administrative	4	—	7	6
Other operating expense (income), net	—	6	—	(13)
Operating income	$6	$6	$12	$(7)

Other non-operating (income) expense, net	$—	$—	$(2)	$7

(d)
For the twelve months ended December 31, 2016, represents charges associated with the March 2016 cash tender offer where the company purchased $200 million of its 6.95% Senior Notes due July 2037 and 5.75% Senior Notes due January 2040. The pre-tax charges associated with the retirement of debt and related refinancing charges are recorded in other income (expense), net on the company's consolidated statement of operations.

(e)
For gain on disposition of business, income tax expense resulted in a combined tax rate of 71.4%, which was significantly in excess of the statutory rate primarily due to a lower tax basis in the assets sold, specifically the goodwill associated with the disposition. For the retirement of debt and related refinancing charges, income tax benefits were calculated such that the combined tax rate was 38.9% for 2016. For the restructuring and integration charges and other items, income tax impacts, where recorded, were primarily calculated using combined tax rates of 38.7% for both 2017 and 2016. For the three and twelve months ended December 31, 2017, other items also includes the impact of recording a valuation allowance against certain net operating loss carryforwards in a geography impacted by hurricanes. The following table summarizes the income tax (benefit) expense associated with the special items:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
	(dollars in millions)
Gain on disposition of business	$—	$—	$—	$84
Retirement of debt and related refinancing charges	—	—	—	(18)
Restructuring and integration charges	(16)	(9)	(41)	(32)
Other	—	(3)	(1)	(9)
Certain income tax benefits (1)	(106)	—	(106)	—

	$(122)	$(12)	$(148)	$25

(1) - For the three and twelve months ended December 31, 2017, certain income tax benefits represents the net tax benefit associated with the TCJA. The company recorded an estimated net income tax benefit of $106 million associated with the TCJA, including a deferred income tax benefit of $115 million primarily due to the remeasurement of net deferred tax liabilities and reserves at the new combined tax rate of 25.5%, partially offset by $9 million of current tax expense primarily due to the mandatory repatriation toll charge on undistributed foreign earnings and profits.

(f)
Represents the impact of amortization expense on diluted earnings per common share, net of the income tax benefit. The income tax benefit was primarily calculated using a combined tax rate of 38.7% for both 2017 and 2016. The pre-tax amortization expense that is excluded from the calculation of adjusted diluted EPS excluding amortization expense is recorded in the company's statements of operations as follows:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
	(dollars in millions)
Amortization of intangible assets	$20	$18	$74	$72
Equity in earnings of equity method investees, net of taxes	4	4	16	16

	$24	$22	$90	$88

(g)	Represents the impact of ETB recorded in income tax expense.

(h)	For the twelve months ended December 31, 2016, excluded revenue represents reported revenue for the Focus Diagnostics products business, which was sold on May 13, 2016.

3)
Other operating expense (income), net includes miscellaneous income and expense items related to operating activities. For the three months ended December 31, 2016, other operating expense (income), net principally consists of non-cash asset impairment charges. Other operating expense (income), net for the twelve months ended December 31, 2016, principally consists of a gain on an escrow recovery associated with an acquisition, partially offset by non-cash asset impairment charges.

4)
Other income (expense), net represents miscellaneous income and expense items related to non-operating activities, such as gains and losses associated with investments, other non-operating assets and early retirement of debt. For the twelve months ended December 31, 2017, other income (expense), net includes a $7 million gain on the sale of an interest in an equity method investment, which is partially offset by non-cash asset impairment charges associated with certain investments of $6 million. For the twelve months ended December 31, 2016, other income (expense), net includes $48 million of charges on the retirement of debt associated with the March 2016 cash tender offer and non-cash asset impairment charges associated with certain investments of $7 million.

5)
For the three months ended December 31, 2017, the company repurchased 1.0 million shares of its common stock for $100 million. For the twelve months ended December 31, 2017, the company repurchased 4.6 million shares of its common stock for $465 million. At December 31, 2017, $917 million remained available under the company's share repurchase authorizations.

6)
For the twelve months ended December 31, 2017, net cash provided by operations benefited from a $62 million decrease in 2017 tax payments associated with the realization of a deferred tax benefit and improved operating performance. For the twelve months ended December 31, 2016, net cash provided by operations included $91 million of income taxes paid associated with the sale of Focus Diagnostics products and $47 million of pre-tax cash charges, or $30 million after the related cash tax benefit, related to the retirement of debt, which were partially offset by $54 million of proceeds received from the termination of interest rate swap agreements.

7)
The outlook for adjusted diluted EPS excluding amortization expense and ETB represents management’s estimates for the full year 2018 before the impact of special items, amortization expense and ETB. Further impacts to earnings related to special items may be incurred throughout 2018. Additionally, the amount of ETB is dependent upon employee exercise behavior and the company's stock price, which are difficult to predict. The following table reconciles our 2018 outlook for adjusted diluted EPS excluding amortization expense and ETB to the corresponding amount determined under GAAP:

	Low	High
Diluted earnings per common share	$5.42	$5.62
Restructuring and integration charges (a)	0.59	0.59
Amortization expense (b)	0.53	0.53
ETB (c)	(0.04)	(0.04)

Adjusted diluted EPS excluding amortization expense and ETB	$6.50	$6.70

(a)
Represents estimated full year pre-tax charges of $110 million primarily associated with systems conversions, integration and workforce reductions incurred in connection with further restructuring and integrating our business. Income tax benefits were calculated using a combined tax rate of 25.5%.

(b)
Represents the estimated impact of amortization expense for 2018 on the calculation of adjusted diluted EPS excluding amortization expense. Amortization expense used in the calculation is as follows (dollars in millions):

Amortization of intangible assets	$82
Amortization expense included in equity in earnings of equity method investees, net of taxes	16

Total pre-tax amortization expense	$98

Total amortization expense, net of an estimated tax benefit	$73

(c)	Represents the estimated impact of ETB.

8)
The outlook for 4% to 5% revenue growth in 2018 represents management’s estimates for 2018 versus 2017 reported revenues adjusted to reflect the impact of new revenue recognition rules that are effective January 1, 2018. Under the new rules, the Company will report uncollectible balances associated with patient responsibility as a reduction in net revenues when historically these amounts were classified as bad debt expense within selling, general and administrative expenses.

The following table reconciles our 2017 net revenues determined under current revenue recognition rules with 2017 net revenue adjusted to reflect the impact of the new revenue recognition rules:

	Three Months Ended				Year Ended
	March 31, 2017	June 30, 2017	September 30, 2017	December 31, 2017	December 31, 2017
	(dollars in millions)
2017 Revenue on an adjusted basis:
Net revenues	$1,899	$1,943	$1,931	$1,936	$7,709
Adjustment for adoption of new revenue recognition rules	(82)	(79)	(75)	(71)	(307)

2017 Revenue on an adjusted basis	$1,817	$1,864	$1,856	$1,865	$7,402

2018 Revenue outlook:				Low	High
2017 Revenue on an adjusted basis				$7,402	$7,402
2018 Equivalent revenue growth				4%	5%

2018 Revenue outlook				$7,698	$7,772